Exhibit 23.2
CONSENT OF WEIR INTERNATIONAL, INC.
     We hereby consent to the reference to Weir International, Inc. in the Annual Report on Form 10-K of Arch Coal, Inc. for the year ended December 31, 2010.
     We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had, or now has, a substantial interest in Arch Coal, Inc. or any of its affiliates or subsidiaries.
Respectfully submitted,

By:
Name:	John W. Sabo
Title:	Executive Vice President
Date:	February 25, 2011